Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of August 12, 2022 (“Effective Date”), by and between CHICAGO RIVET & MACHINE CO., an Illinois corporation (the “Seller”), and FRONTENAC PROPERTIES LLC, an Illinois limited liability company, or its nominee or assignee (the “Purchaser”). Seller and Purchaser may individually be referred to herein as a “party” or collectively, the “parties”.

1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the following described property (collectively, the “Property”):

(a) Real Property. That certain real property commonly known as 901 Frontenac Road, Naperville, Illinois 60563 (PIN: 07-08-403-004; 07-08-403-013; and 07-08-403-005), legally described on Exhibit A (the aforesaid real property, together with all tenements, hereditaments, easements, rights-of-way, appurtenances, air rights, oils, minerals, gas, and hydrocarbons belonging or in any way pertaining to the same are collectively, the “Real Property”);

(b) Improvements. The buildings located thereon together, consisting of approximately 54,200 square feet, with all other structures, parking areas, garages, fixtures, and other improvements located on the Real Property (collectively, the “Improvements”);

(c) Personal Property. All equipment, mechanical systems, leasehold improvements, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character owned by Seller and attached to, appurtenant to, located in, and used exclusively in connection with the operation of, the Improvements or Real Property, including certain warehouse equipment (without limitation: shelving, lighting, scales, safes, etc.) (collectively, the “Personal Property”);

(d) Licenses and Other Rights. All transferable licenses and other rights (not specifically covered in another subsection of this Section 1) related to the Property or any part thereof, if any (collectively, the “Licenses and Other Rights”);

(e) Permits. All transferable certificates of occupancy, permits, licenses, orders, approvals, exemptions, certificates, registrations, variances or other authorizations (collectively, the “Permits”) from all federal, state and local governmental departments, offices, agencies and authorities (collectively, “Governmental Authority” or “Governmental Authorities”) which have been obtained by Seller in connection with its construction, operation, management, renovation, use or occupancy of the Property, if any;

(f) Warranties. All transferable warranties and guaranties covering the Property or any part thereof, if any (collectively, the “Warranties”);

(g) Service Contracts. All transferable service, utility, and management contracts, equipment leases, and other contracts (collectively, the “Service Contracts”) pertaining to the Property and elected to be assumed by Purchaser in accordance with the terms hereof, if any;

(h) Plans and Specifications. As-built plans and specifications, including utilities, mechanical, electrical, and plumbing, and any and all other drawings and plans in Seller’s possession or control relating to the Improvements (collectively, the “Plans and Specifications”), if any;

(i) Other Information. All other information and documentation in Seller’s possession or control related to the Property and all of Seller’s intangible property used or useful in connection with the Property (collectively, “Other Information”).

2. Purchase Price. Subject to the prorations and credits hereinafter provided, the purchase price (the “Purchase Price”) for the Property shall be Five Million Three Hundred Fifty Thousand and no/100 U.S. Dollars ($5,350,000.00) which shall be payable and allocated as follows:

(a) Earnest Money. Purchaser shall deposit as earnest money the amount of Two Hundred Sixty-Seven Thousand Five Hundred and no/100 U.S. Dollars ($267,500.00) (the “Earnest Money”) into escrow (the “Earnest Money Escrow”) pursuant to a joint order escrow agreement to be entered into by Seller and Purchaser with Chicago Title Insurance Company (“Title Insurer”), as escrowee (“Escrowee”), pursuant to a standard strict joint order money escrow agreement (the “Earnest Money Escrow Agreement”). The Earnest Money shall be deposited by Purchaser into the Earnest Money Escrow within three (3) business days following the execution of this Agreement . The Earnest Money shall be transferred to the Closing Escrow (as defined in Section 5) upon establishment of the Closing Escrow. The Earnest Money shall be invested only upon the sole direction and at the sole cost of Purchaser, and, except as specifically set forth herein to the contrary, all interest earned thereon shall accrue to the benefit of Purchaser.

(b) Payment of Cash Balance. Provided Purchaser has not terminated this Agreement pursuant to Section 4, or this Agreement is not otherwise terminated pursuant to its terms, Purchaser shall, on or before the Closing Date (as defined in Section 5), deposit with Escrowee the balance of the Purchase Price, in cash, or by federal wire transfer, together with such additional funds for Purchaser’s share of closing costs and prorations as may be required pursuant to this Agreement.

(c) Consideration. Notwithstanding anything contained herein to the contrary, in the event Purchaser terminates this Agreement as permitted hereunder, Seller may retain from the Earnest Money the sum of One Hundred and no/100 U.S. Dollars ($100.00) (the “Independent Contract Consideration”). Moreover, Seller and Purchaser agree and acknowledge that the Independent Contract Consideration has been bargained for and agreed as additional consideration for Seller’s execution and delivery of this Agreement.

3. Title and Survey.

(a) Conditions of Title. Title to the Real Property shall be conveyed by Seller to Purchaser by a special warranty deed (the “Deed”), in the form attached hereto as Exhibit B, subject only to (i) general real estate taxes not yet due and payable as of the Closing Date (as defined in Section 5), (ii) conditions and restrictions of record provided they do not adversely affect Purchaser’s intended use of the Property; and (iii) any other matters of record that Seller is unable or unwilling to satisfy, discharge or cure (hereinafter collectively referred to as the “Permitted Exceptions”).

(b) Title Insurance Commitment. Within seven (7) business days from the Effective Date, Seller shall deliver to Purchaser: (i) a title commitment (the “Commitment”) for an ALTA 2016 Owner’s Policy of Title Insurance issued by Title Insurer, showing title to the Real Property vested in Seller; and (ii) legible copies of all documents cited or raised as title exceptions in the Commitment (collectively, the “Title Documents”). In the event the Commitment and/or Survey (as hereinafter defined) discloses exceptions to title other than Permitted Exceptions, Purchaser shall have seven (7) days after Purchaser’s receipt of the initial Commitment, the Title Documents, and the Survey to notify Seller in writing of any such title exceptions that Purchaser finds objectionable (the “Unpermitted Exceptions”). Within five (5) business days of receipt of a notice of Unpermitted Exceptions (“Objection Notice”) from Purchaser, Seller may elect in its sole and absolute discretion to cure or attempt to cure any one or more of Purchaser’s objections specified in the Objection Notice, Purchaser acknowledges and agrees that Seller has no obligation to cure any such objections; provided, however, on or prior to the Closing Date, Seller shall be obligated to pay, discharge or remove of record (or cause to be paid, discharged or removed of record) the following (collectively, the “Dischargeable Encumbrances”): (a) all mortgages (together with any assignment of leases and rents and UCC-1 financing statements and related documents recorded or filed in connection with mortgages) encumbering the fee estate of the Property (if any), (b) mechanic’s or materialman’s liens in connection with work performed by or on behalf of Seller, (c) liens for unpaid taxes, assessments, utility, water, sewer, and other governmental charges, and (d) other monetary liens against Seller or Seller’s interest in the Property (but exclusive of Permitted Exceptions) that may be satisfied solely by the payment of a specified amount of money. If the Purchaser closes on the acquisition of the Property, it shall be deemed that the Purchaser has waived the uncured objections which shall become Permitted Exceptions. For the sake of clarity, recorded easements, covenants and restrictions, as well as zoning codes, building codes and other land use laws regulating the use or occupancy of property, that are not material in amount or do not, individually or in the aggregate, materially detract from the value of or materially impair the existing use of the property affected by such law (to the extent there are no violations of the same) shall be deemed Permitted Exceptions. If Seller elects not to have said Unpermitted Exceptions so removed or insured over within the period allowed to Seller set forth above, then Purchaser, at Purchaser’s option, may, within five (5) business days thereafter, elect any one of the following: (i) terminate this Agreement, in which event all Earnest Money less Independent Contract Consideration, plus interest accrued thereon, shall be immediately returned to Purchaser, and neither party shall have any further liability hereunder other than those provisions which expressly survive the termination of this Agreement; or (ii) consummate the transaction contemplated herein, and take title to the Property.

(c) Policy. As a condition to Closing, Seller agrees, at Seller’s sole expense, to cause Title Insurer to issue to Purchaser, as of the Closing Date, Title Insurer’s ALTA 2016 Owner’s Policy of Title Insurance with GAP coverage (the “Policy”), in the amount of the Purchase Price, based on the Commitment, showing fee simple title to the Real Property vested in Purchaser, subject only to the Permitted Exceptions and any encumbrances approved (or deemed approved) by Purchaser, with extended coverage over all general exceptions. Seller shall cooperate with Purchaser at no expense to Seller to obtain endorsements as may be requested by Purchaser . Seller shall cause the Title Insurer to provide a pro forma Policy as an effective title insurance policy at and as of the time of Closing.

(d) Survey. No later than five (5) days prior to the expiration of the Inspection Period, Seller, at its sole cost and expense, shall deliver to Purchaser a survey prepared by a land surveyor in the State of Illinois and certified to have been prepared in accordance with the 2021 ALTA Land Survey Standards and containing, Table A requirements 1-4, 6a, 7a, 8, 9, 11(a), 13, 14, 16, 17, and 19 (the “Survey”). The Survey shall be prepared in accordance with and shall reference the Commitment, name Purchaser and Title Insurer as a certified party along with any such other parties as may be designated by Purchaser. In the event the Survey is not delivered to Purchaser, no later than five (5) days prior to the expiration of the Inspection Period, the Inspection Period will be extended on a day-for-day basis until the Survey is submitted to Purchaser.

4. Inspection Contingency.

(a) Inspection Contingency. Purchaser, its agents, architects, engineers, lenders and consultants shall have thirty (30) days from the Effective Date, as defined below, (the “Inspection Period”), to inspect the Property and to examine any information or documentation relating to the Property, including, without limitation, the Commitment, the Title Documents, the Survey and the information and documentation provided pursuant to Section 4(b), and to satisfy itself, in its sole discretion, that this transaction conforms to Purchaser’s objectives (the “Inspection Contingency”). Upon expiration of the Inspection Period, the Earnest Money shall become non-refundable but applicable to the Purchase Price. If Purchaser determines, in its sole discretion, that this transaction does not conform to its objectives for any reason or no reason at all, Purchaser may upon written notice to Seller prior to the expiration of the Inspection Period, terminate this Agreement, in which event this Agreement shall be terminated, the Earnest Money less Independent Contract Consideration, together with all interest earned thereon shall be immediately returned to Purchaser upon Purchaser’s sole written direction to Title Insurer, and neither party shall have any further liability hereunder other than for those provisions which expressly survive the termination of this Agreement.

(b) Inspection of Property. Seller shall permit Purchaser, and its agents, representatives, investors, architects, engineers, lenders, insurance agents, and construction and environmental consultants (collectively, “Consultants”), access to the Property for any inspections, studies, and testing as Purchaser deems appropriate, including, without limitation, relating to investigation of possible existence of hazardous substances. Seller shall make itself, its property management company (if any) and site supervisor (if any) reasonably available during the Inspection Period in order to answer Purchaser’s or its Consultant’s questions concerning the Property, and Seller shall otherwise cooperate in good faith in any other manner reasonably requested by Purchaser or its Consultants during the Inspection Period to facilitate Purchaser’s review of and due diligence concerning the Property, including the delivery of documents and information in addition to that which is listed in Section 4(c) below. Purchaser shall be liable for any damage caused to the Property as a direct result of Purchaser’s inspections and shall be obligated to return the Property to its pre-testing condition, if requested by Seller.

(c) Information and Documentation. Seller shall provide, or cause to be provided, to Purchaser, no later than two (2) business days after the Effective Date, true and complete copies of those items listed on Exhibit C, which is attached hereto and incorporated herein by reference which are within Seller’s possession or control, together with a document delivery certification by Seller that all such documentation and information which are within Seller’s possession or control has been delivered or, caused to be delivered, to Purchaser pursuant to this Subsection (c) (the “Property Deliveries”). In the event the Property Deliveries are not delivered within two (2) business days of the Effective Date, the Inspection Period will be extended on a day-for-day basis until all of such documents are submitted to Purchaser . Except as otherwise expressly set forth in this Agreement, Seller makes no representations or warranties, either expressed or implied, and shall have no liability with respect to the accuracy or completeness of the information, data or conclusions contained in the Property Deliveries or other information provided to Purchaser, and Purchaser shall make its own independent inquiry regarding the economic feasibility, physical condition and environmental state of the Property during the Inspection Period.

(d) As-Is Sale. Except as specifically provided in this Agreement and for Seller’s representations, covenants and warranties, Seller will convey the Property to Purchaser at Closing in an “AS-IS,” “WHERE-IS” condition “WITH ALL FAULTS”.

(i) Purchaser acknowledges and agrees that, except as set forth in this Agreement or the Deed to be delivered at Closing, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to any matter with respect to the Property.

(ii) Additionally, no person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the

Property or the transaction contemplated herein except as set forth in this Agreement or in the Deed to be delivered at the Closing; and except as set forth in this Agreement or in the Deed to be delivered at the Closing, no such representation, warranty, agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth in this Agreement or in the Deed to be delivered at the Closing.

(iii) Purchaser further acknowledges and agrees that having been given a full and adequate opportunity to inspect, test and investigate the Property, Purchaser is relying solely on its own inspection, testing and investigation of the Property and not on any information provided or to be provided by Seller (other than the representations, warranties and covenants made by Seller in this Agreement or in the Deed to be delivered at the Closing), and Purchaser agrees, except as set forth in this Agreement or in the Deed to be delivered at the Closing, to accept the Property in its then existing “AS-IS” condition WITH ALL FAULTS at the Closing, and, effective at the Closing, waives all objections or claims against Seller arising from or related to the Property or its physical, environmental, economic or legal condition (including, without limitation, the actual or suspected existence of any hazardous materials in, on under or about the Property or the soil or groundwater thereof).

(e) Scope of Representations. Purchaser acknowledges and agrees that Seller is not making any express or implied warranties or representations of any kind or character with respect to the Property, except as expressly set forth in Section 9 of this Agreement. In particular but not by way of limitation, Seller makes no warranty or representation, express or implied, relating to the amount of floor area within the Improvements; compliance of the Improvements with current building codes, including without limitation those relating to updated or revised standards for plumbing, electrical, structural, environmental, or seismic matters; or compliance of the improvements with the Americans With Disabilities Act Of 1990, as amended. Purchaser represents and warrants that it has not relied on and will not rely on, either directly or indirectly, any representation or warranty of Seller not explicitly set forth in this Agreement. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY THIRD-PARTY REPORTS PROVIDED TO PURCHASER. SUBJECT TO AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, INCLUDING WITHOUT LIMITATION, STATEMENTS ON ANY INTERNET WEBSITE OR DATABASE, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.

(f) Release of Seller. At the Closing Date, Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser’s investigations, and Purchaser (including anyone claiming through Purchaser, including its successors-in-interest and assigns) shall be deemed to have fully and irrevocably waived, relinquished and released Seller and each of its employees, officers, directors, shareholders, members, managers, partners, representatives, agents, attorneys, affiliates, parent entities, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations acting on their behalf (collectively, the “Released Parties”) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees (collectively, “Claims”), of any and every kind or character, whether known or unknown, direct or indirect, foreseeable or unforeseeable, absolute or contingent, which purchaser might have asserted or alleged against the Released Parties at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws, and any and all other acts, omissions, events, circumstances or matters regarding the Property, except as expressly set forth otherwise in this agreement. WITHOUT LIMITING THE SCOPE OR GENERALITY OF THE FOREGOING RELEASE AND WAIVER PROVISIONS, AND SUBJECT TO THE LIMITATIONS SET FORTH ABOVE, THOSE PROVISIONS SHALL SPECIFICALLY INCLUDE AND COVER (I) ANY CLAIM FOR OR RIGHT TO INDEMNIFICATION, CONTRIBUTION, SUBROGATION OR OTHER COMPENSATION, INCLUDING ANY CLAIM BASED ON OR ARISING UNDER ANY ENVIRONMENTAL LAW NOW OR HEREAFTER IN EFFECT, AND (II) ANY CLAIM FOR OR BASED ON TRESPASS, NUISANCE, WASTE, NEGLIGENCE, ULTRA-HAZARDOUS ACTIVITY, STRICT LIABILITY, INDEMNIFICATION, CONTRIBUTION OR OTHER THEORY ARISING UNDER THE COMMON LAW OF THE STATE OF ILLINOIS OR ARISING UNDER ANY APPLICABLE LAW NOW OR HEREAFTER IN EFFECT.

(g) Known and Unknown Claims. THE RELEASE BY PURCHASER UNDER THIS SECTION 4 INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, COULD MATERIALLY AFFECT PURCHASER’S RELEASE OF SELLER. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE WAS NEGOTIATED TO REFLECT THAT THE PROPERTY IS BEING SOLD BY SELLER TO PURCHASER SUBJECT TO THE FOREGOING. THE PURCHASE PRICE WILL NOT BE INCREASED IF COSTS TO PURCHASER ASSOCIATED WITH THE PROPERTY PROVE TO BE LESS THAN ORIGINALLY ANTICIPATED NOR WILL THE PURCHASE PRICE BE REDUCED IF COSTS TO PURCHASER ASSOCIATED WITH THE PROPERTY OR PURCHASER’S PLANS FOR THE PROPERTY PROVE TO BE HIGHER THAN ORIGINALLY ANTICIPATED. BY SIGNING THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT (i) PURCHASER HAS READ AND FULLY UNDERSTANDS THE PROVISIONS OF THIS SECTION 4, INCLUDING EVERY SUBSECTION THEREOF, (ii) PURCHASER HAS HAD AMPLE OPPORTUNITY TO ASK QUESTIONS OF ITS INDEPENDENT LEGAL COUNSEL ABOUT THE MEANING AND SIGNIFICANCE OF ALL SUCH PROVISIONS, AND (iii) PURCHASER HAS ACCEPTED AND AGREED TO ALL SUCH PROVISIONS.

(h) Survival. The provisions of this Section 4 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be deemed incorporated into the Deed and other closing documents. Purchaser acknowledges and agrees that the releases, waivers and disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the releases, waivers and disclaimers and other agreements set forth above.

5. Escrow and Closing Date. The transaction contemplated by this Agreement shall be consummated by means of a Deed and Money Escrow (the “Closing Escrow”) to be opened with the Title Insurer as Escrowee on or prior to the Closing Date, in the normal form of agreement provided by the Title Insurer (the “Closing Escrow Agreement”), with such special provisions inserted in the Closing Escrow Agreement as may be required to conform with this Agreement. In the event of any conflict between the Closing Escrow Agreement and this Agreement, the terms of this Agreement shall prevail, unless the Closing Escrow Agreement specifically states it is intended to amend or modify this Agreement. If this Agreement is not otherwise terminated pursuant to this Agreement, the consummation of the transaction contemplated herein (the “Closing”) shall occur on the date that is fifteen (15) days after the expiration of the Inspection Period (as the either of same may have been extended hereunder) (the “Closing Date”) or such other earlier or later date as agreed to by the parties.

6. Closing Documents.

(a) Seller’s Closing Documents to be Delivered on or Before the Closing Date. Seller shall deliver to Escrowee pursuant to the Closing Escrow Agreement, or to Purchaser hereunder, as applicable, on or before the Closing Date, the following instruments and executed documents, all of which shall be reasonably acceptable to Purchaser:

(i) The Deed in the form attached hereto as Exhibit B;

(ii) Evidence of termination of all Service Contracts, if any, as of or prior to the Closing Date other than those that constitute Assumed Service Contracts;

(iii) A bill of sale and assignment of the Personal Property, executed by Seller in favor of Purchaser in the form attached hereto as Exhibit D;

(iv) Assignment and Assumption of the Licenses and Permits and Warranties, substantially in the form attached as Exhibit E hereto (the “Assignment of Licenses and Permits and Warranties”), executed by Seller;

(v) If Purchaser elects (in its sole discretion), by written notice given to Seller within the Inspection Period, to assume any of the Service Contracts from and after the Closing Date (collectively, the “Assumed Service Contracts”), and provided such Service Contracts are assignable, an assignment and assumption of such Assumed Service Contracts (“Assignment and Assumption of Assumed Service Contracts”), substantially in the form attached as Exhibit F, executed by Seller in favor of Purchaser together with such third party consents as may be required by the underlying contract;

(vi) Originals of all Licenses and Other Rights, Warranties, Permits, Plans and Specifications, Other Information and Assumed Service Contracts in Seller’s possession;

(vii) A signed counterpart to the Lease, as defined below;

(viii) ALTA statement executed by Seller;

(ix) A personal “gap” undertaking executed by Seller;

(x) Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

(xi) Bulk Sales Releases or Bulk Sales Escrow, as applicable;

(xii) All keys and other rights of access to the Property;

(xiii) Such documentation as shall evidence release of any lien rights against the Property of any real estate broker or property manager retained by Seller;

(xiv) A certificate in the form attached hereto as Exhibit G, dated as of the date of Closing, stating that the representations and warranties of Seller contained in this

Agreement are true and correct to Seller’s knowledge in all respects as of the date of Closing (with appropriate modifications of those representations and warranties made in accordance with Section 9 hereof);

(xv) Proof of satisfactory completion of all pre-closing municipal inspections, disclosures, transfer forms and required repairs, if applicable;

(xvi) MyDec transfer tax forms; and

(xvii) Any other documentation, undertakings or agreements reasonably required of Seller by Title Insurer.

(b) Deliveries by Purchaser on or Before the Closing Date. Purchaser shall deliver to Escrowee pursuant to the Closing Escrow Agreement or to Seller, as applicable, on or before the Closing Date, the following monies, instruments, and documents, all of which shall be reasonably acceptable to Seller:

(i) The balance of the Purchase Price plus or minus Purchaser’s share of closing costs and prorations, pursuant to the terms of this Agreement;

(ii) Original, executed counterpart signature page to the Assignment and Assumption of Assumed Service Contracts (if any);

(iii) Original, executed counterpart signature page to the Assignment and Assumption of Permits;

(iv) Executed counterpart to the Lease;

(v) A personal “gap” undertaking executed by Purchaser; (vi) Proof of Purchaser’s authority to enter into this transaction, certified by Purchaser; and

(vii) Any other documentation, undertakings or agreements reasonably required of Purchaser by Title Insurer.

7. Allocation of Closing Costs and Expenses. Seller shall pay the cost and expense of: (i) the Policy with extended coverage over all general exceptions; (ii) the Survey; (iii) the recording of releases of any Dischargeable Encumbrances; (iv) one-half of any and all of the Escrowee’s fees and “New York Style” closing fee; and (v) state, county and Seller’s share of municipal transfer taxes as set forth in local ordinance. Purchaser shall pay the cost and expense of: (i) any third party inspection costs commissioned by Purchaser (including, without limitation, any zoning reports and environmental reports); (ii) one-half of any and all of the Escrowee’s fees and “New York Style” closing fees, (iii) recording of the Deed, and (iv) Purchaser’s share of municipal transfer taxes as set forth in local ordinance. Except as otherwise stated herein, each party shall pay its own legal and professional fees and fees of their consultants.

8. Prorations.

(a) Operating Expenses. Subject to reproration as set forth in Subparagraph (e) below, all operating expenses of the Property which pertain to a period prior to the Closing Date, including, without limitation, utility charges based on the last ascertainable bills (if current bills are not available), if and to the extent that final meter readings cannot be made and separate bills issued to Seller and Purchaser by the utility suppliers prior to the Closing Date; provided, however, that Seller and Purchaser hereby agree to cooperate to seek to have such final meter readings made prior to Closing and the account party changed to Purchaser effective as of the Closing Date.

(b) Real Estate Taxes. No later than Closing, Seller shall have paid all taxes and assessments on the Property which are due or payable prior to the Closing Date. Real estate taxes assessed against the Property for the year in which the closing occurs (payable in the subsequent year) and for any prior year for which bills have not been issued shall be prorated at Closing on the basis of 105% of the last full-year real estate tax bill. All prorations for real estate taxes shall be final at Closing.

(c) Method of Proration and Reproration. The Closing Date shall be an income and expense date for the Seller. The Seller agrees to provide Purchaser a schedule of tentative credits and adjustments no later than two days prior to the Closing Date. Such adjustments, if and to the extent known and agreed upon as of the Closing Date, shall be paid by Purchaser to Seller (if the prorations result in a net credit to the Seller) or by Seller to Purchaser (if the prorations result in a net credit to the Purchaser), and shall be applied to reduce or increase the balance of the Purchase Price, as applicable.

9. Representations and Warranties of Seller. Seller represents and warrants, as of the Effective Date and as of the Closing Date, as follows:

(a) Ownership. Seller holds record title to the Property. No person or entity (other than Purchaser under this Agreement) has an option, right of first refusal or other similar right to acquire all or any portion of the Property.

(b) Seller Employees. There are no persons employed on-site by Seller in connection with the management, operation or maintenance of all or any portion of the Property.

(c) Legal Matters. There is no pending or to Seller’s knowledge, threatened, action, suit, or proceeding, including without limitation, eminent domain, taking, rezoning, condemnation proceeding or building violation proceeding, affecting Seller or the Property by or before any court, municipal department, commissioner, board, bureau or agency; nor are there any pending or, to the best of Seller’s knowledge, presently contemplated public improvements in, about or outside the Property which will in any manner affect access to the Property.

(d) No Conflicts. To Seller’s knowledge, the Property and the present use, occupancy and operation thereof are not in violation of any applicable laws, ordinances, regulations, statutes, rules, agreements or restrictions pertaining to or affecting the Property. To Seller’s knowledge, the execution and delivery of this Agreement and the consummation of the transaction herein contemplated will not conflict with any applicable law, ordinance, regulation, statute, rule, restriction, or any judgment, order, or decree of any court having jurisdiction over Seller or the Property.

(e) Seller’s Authority. Seller is a corporation, duly organized and validly existing under the laws of the State of Illinois. The person signing below has the legal power, right and authority to execute this Agreement and agree to the terms specifically noted below and no consent, authorization or approval of any third party or Governmental Authority is required in connection therewith.

(f) Default. To Seller’s knowledge, Seller is not in default in respect of any of its obligations or liabilities pertaining to the Property nor to Seller’s knowledge, is there any state of facts or circumstances which, after notice or lapse of time, or both, would constitute such a default.

(g) Taxes, Special Taxes or Assessments. Seller has paid, or will satisfy at Closing, all taxes and assessments which are due or payable on the Property or which may be assessed against the Property or Seller, including but not limited to any taxes due or owing under the Illinois Income Tax Act (35 ILCS 5/902) or the Retailers’ Occupation Tax Act (35 ILCS 120/5) or any local “bulk sales” ordinances or laws (collectively, the “Bulk Sales Laws”). At least five (5) days prior to the Closing, Seller shall deliver to Purchaser release letters or certificates (collectively, the “Bulk Sales Releases”) from the State of Illinois Department of Revenue and the State of Illinois Department of Employment Security (collectively, the “Departments of Revenue”) stating that no unpaid taxes, penalties or interest are due from Seller under the Bulk Sales Laws. If Seller shall receive, in lieu of Bulk Sales Releases, written notice from any Departments of Revenue indicating that holdback amounts are required (each a “Holdback Amount”) under applicable Bulks Sales Laws (each a “Stop Order Notice”), then Seller shall deposit the applicable Holdback Amount into a strict joint order escrow account with the Title Insurer at Closing, pursuant to the terms of a strict joint order escrow agreement on the Title Insurer’s then-current form, duly executed by Seller, Purchaser and the Title Insurer (the “Bulk Sales Escrow”). It shall be a condition precedent to Purchaser’s obligation to proceed with Closing that Seller either (a) deliver Bulk Sales Releases from all Departments of Revenue or, (b) with respect to any Departments of Revenue that delivers a Stop Order Notice, deposits the applicable Holdback Amount into the Bulk Sales Escrow. In addition to, and without limiting, Seller’s obligations described in this Section 9(g), if Seller is unable to provide Purchaser with the Bulk Sales Releases at Closing and Purchaser nonetheless elects to proceed with Closing, Seller shall indemnify, defend and hold harmless Purchaser from and against any claim, loss, demand, or liability, including, without limitation, reasonable attorneys’ fees and court costs, that: (i) may be asserted by any of the Departments of Revenue against Purchaser for any unpaid taxes, penalties or interest owed by Seller under the Bulk Sales Laws, or (ii) arise from or relate to Seller’s failure to timely deposit any Holdback Amount into the Bulk Sales Escrow. Seller’s obligations to defend, indemnify and hold harmless Purchaser contained in the immediately preceding grammatical sentence shall survive the Closing until the earlier to occur of the following events: (A) Purchaser receives the last of the applicable Bulk Sales Releases; and (B) Purchaser and Seller are deemed to have received the Bulk Sales Releases under the applicable Bulks Sales Laws due to the failure of any of the applicable Departments of Revenue to timely respond to the notices filed by Seller.

(h) Real Estate Taxes. There is not now pending, and Seller agrees that it will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year.

(i) Hazardous Materials. Other than as set forth in the documents delivered pursuant Section 4c hereof, no Hazardous Materials have been treated, stored, or disposed of on the Property. As used herein, the term “Hazardous Materials” means any hazardous substance, pollutant or contaminant regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas useable for fuel; pesticides regulated under FIFRA; asbestos, PCBs and other substances regulated under TSCA; source material, special nuclear material and byproduct materials regulated under the Atomic Energy Act; and industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA.

(j) Storage Tanks. To the best of Seller’s knowledge, no underground storage tanks are present on the Property and no such tanks were previously removed.

(k) Contracts. There are no contracts in place for the Property (except for the Service Contracts), and Seller has not entered into any contracts which affect the Property or are binding on the Property or Purchaser or which affect Seller’s ability to perform its covenants and promises made in this Agreement.

(l) Boundary. Seller has received no written notice from any adjoining property owner alleging: (i) any boundary disputes with such adjoining landowners respecting the Property; (ii) a dispute relating to impairments of access to and from the Property; or (iii) a default by Seller under any recorded agreement.

(m) OFAC. To Seller’s knowledge, Seller is (i) in compliance in all material respects with the regulations of the Office of Foreign Assets Control of the U.S. Department of Treasury and any statute, executive order, or regulations relating thereto (collectively, the “OFAC Regulations”); and (ii) not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any similar list maintained by OFAC or any other governmental authority (collectively, the “Blocked Lists”).

(n) Information. All information delivered to Purchaser pursuant to this Agreement, is true and complete as of the date delivered. All exhibits to this Agreement are true and complete.

Seller shall promptly notify Purchaser if Seller becomes aware that any of Seller’s representations or warranties are no longer true and correct. If Seller gives notice to Purchaser prior to Closing that any of the aforesaid representations or warranties is no longer true or correct, Purchaser may either: (i) close the transaction contemplated hereby, in which event Purchaser will be conclusively deemed to have accepted the change in condition of such representation or warranty (provided Seller shall continue to be responsible for any pre-Closing defaults under any Service Contracts), or (ii) terminate this Agreement by giving notice thereof to Seller no later than five (5) business days after Seller gives the aforesaid notice of change in condition to Purchaser and receive a refund of the Earnest Money less Independent Contract Consideration upon its sole direction to Title Insurer.

10. Representations and Warranties of Purchaser. In addition to any other representations and warranties of Purchaser contained herein, Purchaser represents and warrants that, as of the Effective Date and as of the Closing Date, Purchaser has the legal power, right and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to execute and deliver all documents and instruments to be delivered by Purchaser hereunder.

11. Conditions to Obligation to Close.

(a) Seller’s Condition. Seller’s obligation to close on the sale of the Property is subject to Purchaser’s representations and warranties being true and correct on the Closing Date and Purchaser having complied with all of its obligations hereunder.

(b) Purchaser’s Condition. Purchaser’s obligation to close on the purchase of the Property is subject to Seller’s representations and warranties being true and correct on the Closing Date and Seller having complied with its obligations hereunder.

12. Defaults and Remedies.

(a) Purchaser’s Default. If Purchaser: (i) fails to perform in accordance with the terms of this Agreement; or (ii) breaches a representation or warranty in this Agreement and such failure is not cured within five days of the date of Seller’s written notice to Purchaser, then, Seller, as its sole remedy, may terminate this Agreement by written notice to Purchaser and retain the Earnest Money, together with any interest earned thereon, if any; it being agreed between Purchaser and Seller that the amount of the Earnest Money shall be liquidated damages for a default of Purchaser hereunder, because of the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default in view of the uncertainties of the real estate market, fluctuating property values, and differences of opinion with respect to damages for breach of a real estate transaction.

(b) Seller’s Default. If Seller: (i) fails to perform in accordance with the terms of this Agreement; or (ii) breaches a representation or warranty in this Agreement and such failure is not cured within five days of the date of Purchaser’s written notice to Seller, then, in any such event, the Earnest Money less the Independent Contract Consideration, together with all interest earned thereon, shall be immediately returned to Purchaser (to the extent the transaction herein has not yet been consummated) upon Purchaser’s sole direction to the Title Insurer and Purchaser shall have the right to pursue any and all remedies, including the right to require Seller to specifically perform the terms of this Agreement.

13. Other Covenants and Agreements.

(a) Operations of Property. Seller, from the Effective Date through the Closing Date, shall continue to manage the Property in accordance with past practice and maintain the Property in its current condition, ordinary wear and tear excepted. Seller shall not, without Purchaser’s prior written consent (which may be withheld in Purchaser’s sole discretion), make any alterations, improvements, additions, or capital expenditures relative to the Property, amend, renew, extend, transfer or terminate any licenses or leases or amend, terminate or enter into any other types of agreements pertaining to the Property (except that Seller shall terminate all Service Contracts on or prior to the Closing Date that do not constitute Assumed Service Contracts). In the event that Seller amends, renews, extends, transfers, terminates or enters into any new leases or licenses at any time prior to the Closing Date without Purchaser’s prior written consent, such shall be considered a Seller default. Seller must deliver to Purchaser copies of all written notices with respect to the Property received from any third party, Governmental Authority or the tenant (such notices the “Notices”) within two (2) business days of receipt thereof by Seller, provided, however, if a Notice is received within the two (2) business days prior to Closing, then Seller must deliver such Notice to Purchaser prior to Closing. In the event a Notice contains information or allegations that materially and adversely affects the Property, Purchaser may terminate this Agreement by written notice to Seller, unless Seller cures the same.

(b) Casualty or Condemnation. In the event of a casualty, eminent domain or condemnation of the Property by any Governmental Authority, or in the event any notice of such eminent domain or condemnation is received by Seller, Seller shall so advise Purchaser within ten (10) days of such event (or the day before Closing, if sooner) and Purchaser may elect, by written notice to Seller on or prior to the Closing Date, to terminate this Agreement in which event the Earnest Money less the Independent Contract Consideration, together with all interest earned thereon, shall be immediately returned to Purchaser, and this Agreement shall be of no further force and effect. If Purchaser does not so elect, then this transaction shall be consummated and on the Closing Date as follows: (a) with respect to a casualty, either the Property shall have been repaired or restored in a manner satisfactory to Purchaser, or Purchaser shall receive a credit equal to all insurance proceeds (or an assignment of all rights to receive such proceeds) plus an amount equal to the deductible under such policy if not previously paid by Seller; or (b) with respect to an eminent domain or condemnation of the Property, Purchaser shall receive a credit in an amount equal to all eminent domain and/or condemnation proceeds received by Seller prior to Closing and an assignment of all rights to receive any such future proceeds.

(c) Exclusivity. From the Effective Date until Closing or the earlier termination of this Agreement, Seller (and its officers, directors, agents, attorneys, employees and equity holders) shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in discussions or negotiations with, or accept any competing offers from, or knowingly provide any information to, any corporation, partnership, person or other entity or group concerning the sale or transfer of any portion of the Property, except for the rental of the Property in accordance with the terms of this Agreement. Seller represents that it and its officers, directors, agents, attorneys, employees and equity holders have, concurrent with or prior to executing this Agreement, terminated any and all current negotiations with third parties of the kind described above. The representation set forth in this section shall survive the Closing and shall be binding upon the parties and their successors and assigns.

(d) Possession. Subject to the terms and provisions of the Lease, exclusive physical possession of the Property shall be delivered to Purchaser on the Closing Date free from any tenants, leases or rights of occupancy. A copy of all keys, garage door openers, security fobs, alarm codes and the like in Seller’s possession or control shall be delivered to Purchaser at Closing.

(e) Maintain Insurance. Seller agrees to maintain until the Closing Date its current insurance on the Property.

(f) Lease. As a condition of Closing, Seller and Purchaser shall enter into a mutually-agreeable lease agreement between Purchaser in substantially the same form as set forth in Exhibit H, as landlord, and Seller, as Tenant, conforming to the following material terms: (1) a lease term to expire on (y) December 31, 2022 with respect to the warehouse portion of the Improvements and (z) June 30, 2023 with respect to the office component of the Improvements; (2) monthly rent in the amount of (x) Twelve Thousand Five Hundred and no/100 U.S. Dollars ($12,500.00) for period between Closing Date and December 31, 2022 and (w) Eight Thousand Five Hundred for period between December 31, 2022 and June 30, 2023; (3) Seller, as tenant, to be responsible for a pro-rata share of utilities to the Property (the “Lease”). Purchaser shall have the right to utilize a portion of the office space for its use, with such size to be mutually-agreed by the parties.

14. Miscellaneous.

(a) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, return receipt requested, postage prepaid, delivered by personal delivery, email transmission, or sent by Federal Express, UPS or other recognized overnight courier service for next business day delivery to the parties’ attorneys as follows:

To Purchaser:	Frontenac Properties LLC
1526 E. Greyhound Pass
Carmel, Indiana 46032
Attention: Christopher Cada
Email: ccada@ktlinc.com

With a copy to:	Rock Fusco & Connelly, LLC
321 N. Clark Street
Chicago, Illinois 60654
Attention: Patrick Clancy; Jake Rheaume
Email: pclancy@rfclaw.com; jrheaume@rfclaw.com

To Seller:	Chicago Rivet & Machine Co.
901 Frontenac Road
Naperville, Illinois 60563
Attention: Michael J. Bourg
Email: m.bourg@chicagorivet.com

With a copy to:	Vedder Price P.C.
222 N. LaSalle Street
Chicago, IL 60601
Attn: Andrew Torre
Email: atorre@vedderprice.com

or to such additional or other persons, at such other address or addresses as may be designated by notice from Purchaser or Seller, as the case may be, to the other. Notices by mail shall be sent by United States certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given and effective three (3) business days following posting in the United States mails. Notices by facsimile shall be deemed given and effective upon the delivery thereof. Notices by personal delivery shall be deemed given and effective upon the delivery thereof. Notices by overnight courier shall be deemed given and effective on the first business day following the delivery thereof to Federal Express, UPS or another recognized overnight courier service, guaranteeing and sent for next business day delivery. Notices by email shall be deemed to have been given upon transmission, provided no message of “unsuccessful transmission” has been received within two (2) hours thereafter.

(b) Assignment. Purchaser may assign this Agreement without Seller’s consent or designate a nominee to take title to the Property at Closing provided Purchaser provides Seller with written notice of the assignment at least five (5) days prior to Closing. To the extent Purchaser so assigns this Agreement or designates a nominee to take title to the Property at Closing, all Closing deliverables hereunder shall be titled in the name of such assignee or designee. Seller shall not assign this Agreement without the prior written consent of Purchaser.

(c) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(d) Limitation of Liability. Except in the case of fraud or intentional misconduct, no present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or Seller or any affiliate of Purchaser or Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and each party and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the other party’s assets for the payment of any claim or for any performance, and each party herby waives any and all such personal liability . The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to the parties provided elsewhere in this Agreement or by law or by any other contract, agreement, or instrument.

(e) Waivers. No waiver of any breach or any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

(f) Survival. Except as otherwise provided herein, the covenants, agreements, representations and warranties made herein shall survive the Closing for a period of twelve (12) months and shall not be deemed to have merged into the Deed, and this Agreement shall extend to the respective successors, heirs and assigns of Seller and Purchaser.

(g) Entire Agreement. All Exhibits attached to this Agreement are hereby incorporated herein by reference. This Agreement (including all Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any rights or obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. Other than as expressly set forth in this Agreement, the parties do not intend to confer any benefit hereunder on any person, firm or entity other than the parties hereto.

(h) Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

(i) Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or electronic (.pdf) signature, and each of such counterparts shall, for all purposes, be deemed an original, and all such counterparts shall together constitute one and the same agreement.

(j) Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

(k) Terms. The use of any pronoun in this Agreement shall include the singular, plural, masculine, feminine and neuter, the use of the singular or plural form shall include the plural or singular form, and the use of any gender shall include all genders, as the context may require.

(l) Business Days. If the final day of any period, or any date of performance, or date to take action under this Agreement falls on a Saturday, Sunday or legal holiday, then the final day of the period or the date of performance shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

(m) Attorneys’ Fees. In the event of any litigation arising out of this Agreement between Seller and Purchaser, the prevailing party shall be entitled to reasonable attorneys’ fees and costs upon the issuance of a final, non-appealable judgment issued by a court of competent jurisdiction.

(n) 1031 Exchange. The parties acknowledge that both Purchaser and Seller may desire that this transaction constitute a tax deferred exchange within the meaning of Section 1031 of the Internal Revenue Code. Provided there is no cost, expense or liability imposed upon the non-requesting party, and the non-requesting party is not required to take title to any other property, then each party agrees to execute any and all additional documentation that may by reasonably necessary to assist the requesting party in concluding this transaction as part of a tax deferred exchange. In no event shall any such tax deferred exchange result in any unreasonable delay in the Closing.

(o) Broker. The only brokers in the transaction contemplated by this Agreement are Adam Stokes of NAI Hiffman, Inc. broker for Seller, and Patrick Commercial Real Estate, Inc., broker for Purchaser (collectively, “Brokers”) and Seller agrees to pay any commission due Brokers. Seller and

Purchaser each agrees to indemnify and hold the other harmless from the claims of any broker other than Brokers claiming a commission due by virtue of its representation of them; provided, however, that Seller will compensate Brokers pursuant to separate agreement.

(p) Governing Law; Venue. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Illinois without giving effect to principles of conflict of laws and shall benefit and shall be binding upon the Parties hereto and their respective successors and assigns. The Parties hereby consent to exclusive jurisdiction and venue in the county where the Property is located.

(q) Jury Trial Waiver. To the extent permitted by applicable law, the Parties hereby agree to waive any right to trial by jury with respect to any action or proceeding (i) brought by either Party or any other Party, relating to (A) this Agreement and/or any understandings or prior dealings between the parties hereto, or (B) the Property or any part thereof, or (ii) to which Purchaser or Seller is a Party. The Parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereby execute this Purchase and Sale Agreement as of the Effective Date.

SELLER:	PURCHASER:

CHICAGO RIVET & MACHINE CO., an Illinois corporation,	FRONTENAC PROPERTIES LLC, an Illinois limited liability company

By:	/s/ Michael Bourg	By:

Name:	Michael Bourg	Name:

Its:	President	Its:
8-12-2022

IN WITNESS WHEREOF, the parties hereby execute this Purchase and Sale Agreement as of the Effective Date.

SELLER:	PURCHASER:

CHICAGO RIVET & MACHINE CO., an Illinois corporation,	FRONTENAC PROPERTIES LLC, an Illinois limited liability company

By:	By:	/s/ Christopher Cada

Name:	Name:	Christopher Cada

Its:	Its:	Vice President

EXHIBIT A

Legal Description of the Real Property

Parcel 1:

LOT 10 EXCEPT THE NORTHERLY 200 FEET (MEASURED ALONG THE EASTERLY LINE THEREOF), AND ALL OF LOT 11 IN COUNTRY LAKES INDUSTRIAL PARK UNIT ONE, A SUBDIVISION OF SECTIONS 4, 5, 8, 9, AND 17, TOWNSHIP 38 NORTH, RANGE 9 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 5, 1973 AS DOCUMENT R73-74119, AND CERTIFICATE OF CORRECTION RECORDED FEBRUARY 25, 1974 AS DOCUMENT R74-8512, IN DUPAGE COUNTY, ILLINOIS.

PIN: 07-08-403-013 and 07-08-403-004

Parcel 2:

Lot 12 in Country Lakes Industrial Park Unit One, a subdivision in Section 4, 5, 8, 9, and 17, Township 38 North, Range 9, East of the Third Principal Meridian, according to the plat thereof recorded December 5, 1973 as Document R73-74119, and Certificate of Correction Recorded February 25, 1974 as Document R74-8512, in DuPage County, Illinois.

PIN: 07-08-403-005

Property: 901 Frontenac Road, Naperville, Illinois.

EXHIBIT B

SPECIAL WARRANTY DEED

This document was prepared by
Vedder Price P.C.
222 North LaSalle Street
Chicago, IL 60601
Andrew Torre, Esq.

When recorded return to:
Rock Fusco & Connelly, LLC
321 N. Clark Street
Chicago, Illinois 60654
Attention: Patrick Clancy

(Above Space for Recorder’s Use Only)

The Grantor, CHICAGO RIVET & MACHINE CO., an Illinois corporation, created and existing under and by virtue of the laws of the State of Illinois and duly authorized to transact business in the State of Illinois, having its principal office at 901 Frontenac Road, Naperville, IL, for the consideration of Ten ($10.00) dollars, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable considerations in hand paid, does hereby GRANT, BARGAIN, REMISE, RELEASE, ALIEN, AND CONVEY to FRONTENAC PROPERTIES LLC, an Illinois limited liability company, having its principal office at [1526 E. Greyhound Pass, Carmel, Indiana 46032]1, (the “Grantee”) the real property more particularly described on Exhibit A, attached hereto and made a part hereof (the “Property”), situated in the County of DuPage in the State of Illinois, subject to the Permitted Exceptions set forth on Exhibit B, attached hereto and made a part hereof. Grantor hereby releases and waives all rights under and by virtue of the Homestead Exemption laws of the State of Illinois.

TO HAVE AND TO HOLD the property together with all and singular the rights and appurtenances thereto in any way belonging unto Grantee, and to Grantee’s successors and assigns, and Grantor does hereby bind itself and its successors and assigns that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as herein recited; and that it WILL WARRANT AND DEFEND the said premises against all persons lawfully claiming, or to claim the same, by, through or under Grantor, subject only to those Permitted Exceptions set forth on Exhibit B attached hereto and made a part hereof.

PIN: 07-08-403-013; 07-08-403-004; and 07-08-403-005.

Address of Real Estate: 901 Frontenac Road, Naperville, Illinois.

[Signature page follows.]

[1]	Purchaser to confirm address.

Dated this                day of                            , 2022.

CHICAGO RIVET & MACHINE CO.,

an Illinois corporation

By:

Name:

Its:

STATE OF ILLINOIS

COUNTY OF DUPAGE

I, THE UNDERSIGNED, A NOTARY PUBLIC IN AND FOR SAID COUNTY, IN THE STATE AFORESAID, DO HEREBY CERTIFY THAT                                         ,                                  OF CHICAGO RIVET & MACHINE CO., AN ILLINOIS CORPORATION, PERSONALLY KNOWN TO ME TO BE THE SAME PERSON WHOSE NAME IS SUBSCRIBED TO THE FOREGOING INSTRUMENT, APPEARED BEFORE ME THIS DAY IN PERSON, AND ACKNOWLEDGED THAT HE SIGNED, SEALED AND DELIVERED THE SAID INSTRUMENT AS HIS FREE AND VOLUNTARY ACT, AND AS THE FREE AND VOLUNTARY ACT OF SAID LIMITED LIABILITY COMPANY, FOR THE USES AND PURPOSES THEREIN SET FORTH, INCLUDING THE RELEASE AND WAIVER OF THE RIGHT OF HOMESTEAD.

Given under my hand and official seal, this                 day of                             , 2022

NOTARY PUBLIC

SEND FUTURE TAX BILLS TO:

[

                                          ]2

[2]	Purchaser to confirm address.

EXHIBIT C

Information and Documentation

•	Title Commitments/Policies/Recent Title Work

•	Recorded Title Documents

•	Surveys

•	Engineer Reports

•	Soils Report

•	Insurance Policies or Certificates

•	List of vendors for each Property

•	Existing Environmental Reports

•	Service Contracts and Schedule of Providers with Contact Information

•	Zoning Documents / Zoning Reports

•	Licenses and Permits

•	Warranties and Guaranties

•	Notices of Health, Building, Zoning or other code violations received

•	Maintenance and Service Records

•	Property tax information (appeals, etc)

•	Management and Leasing Agreements

•	All leases

•	Construction agreements.

•	As-Built Drawings

•	Lien waivers for general contractor, subcontractors, and material suppliers

•	Rent roll

•	Operating statements

•	Capital improvement history

•	Real estate tax bill for preceding two (2) years

EXHIBIT D

BILL OF SALE

Seller, CHICAGO RIVET & MACHINE CO., an Illinois corporation, in consideration of Ten and 00/100 Dollars, receipt whereof is hereby acknowledged, does hereby sell, assign, transfer and set over to Purchaser, FRONTENAC PROPERTIES LLC, an Illinois limited liability company, the following described personal property, to-wit “AS IS” and “WITH ALL FAULTS” without warranty, express or implied:

All personal property set forth in the Purchase and Sale Agreement dated July [            ], 2022 and presently located on the premises located at 901 Frontenac Road, Naperville, Illinois.

Seller hereby represents and warrants to Purchaser that Seller is the absolute owner of said property, that said property is free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell said personal property and to make this bill of sale. All warranties of quality, fitness, and merchantability are hereby excluded.

If this bill of sale is signed by more than one person, all persons so signing shall be jointly and severally bound hereby.

IN WITNESS WHEREOF, Seller(s) has signed and sealed this bill of sale at                             ,                  this          day of                 , 2022.

CHICAGO RIVET & MACHINE CO.,

an Illinois corporation

By:

Name:

Its:

Subscribed and sworn before me this              day of                             , 2022.

Notary Public

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF

LICENSES AND PERMITS AND WARRANTIES

THIS ASSIGNMENT AND ASSUMPTION OF LICENSES AND PERMITS AND WARRANTIES (this “Assignment”) is made and entered into as of                                              , 2022, by and between CHICAGO RIVET & MACHINE CO., an Illinois corporation (“Assignor”), and FRONTENAC PROPERTIES LLC, an Illinois limited liability company (“Assignee”).

Recitals

A. Assignor and Assignee entered into that certain Purchase and Sale Agreement dated as of July         , 2022 (the “Agreement”), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to acquire from Assignor, Assignor’s interest in the Property (as such term is defined in the Agreement).

B. As part of the acquisition transaction contemplated by the Agreement, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume, any and all of Assignor’s right, title and interest to all Licenses and Permits and the Warranties (as such terms are defined in the Agreement, which definitions are restated on Exhibit A attached hereto and incorporated herein by this reference), but only to the extent assignable without any fee payable to, or further consent from, any third party.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Transfer and Assignment by Assignor. Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title and interest in and under the Licenses and Permits and the Warranties, if any and only to the extent assignable without any fee payable to, or any further consent from, any third party.

2. Assumption by Assignee. Assignee hereby accepts the foregoing assignment and assumes and agrees to perform any and all of the duties, obligations, liabilities, commitments and covenants of Assignor accruing from and after the date hereof with respect to or arising under each of the Licenses and Permits and the Warranties.

3. Indemnification by Assignee. Assignee hereby agrees to indemnify, defend and hold harmless Assignor, and its partners, officers, directors, members, shareholders, affiliates, employees, managers and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to the breach by Assignee of any of the other obligations, terms or covenants of Assignor under or pursuant to the Licenses and Permits and the Warranties, which other obligations, terms or covenants accrue from and after the date hereof. The indemnification obligation contained in this Section 3 shall be subject to all applicable limitations on liabilities and other provisions contained in the Agreement relating to Assignee’s liability.

4. Further Assurances. The parties hereto covenant and agree to execute such further instruments and take such further action as may be reasonably required by either party to fully effectuate the terms and provisions of this Assignment and the transactions contemplated herein.

5. Survival of Provisions. The covenants and obligations contained in this Assignment shall survive the consummation of the closing of the transactions contemplated by the Agreement and this Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6. Attorneys’ Fees and Costs. If either party commences an action for the judicial interpretation, reformation, enforcement or rescission hereof, the prevailing party will be entitled to a judgment against the other party for an amount equal to reasonable attorneys’ fees and court and other costs incurred.

7. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois.

8. Counterparts. This Assignment may be executed in counterparts which, when integrated, shall constitute one original of this Assignment.

9. Conflict. In the event of any conflict or inconsistency between the terms hereof and the terms of the Agreement, the terms of the Agreement shall govern and control. Without limitation of the foregoing, all limitations on liability expressly set forth in the Agreement shall apply to this Assignment and the liabilities of the parties hereunder.

[Signature page to follow]

[Signature page to Assignment and Assumption of Licenses, Permits and Warranties]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their duly authorized officers on the date first written above.

ASSIGNOR:	ASSIGNEE:

CHICAGO RIVET & MACHINE CO., an Illinois corporation	FRONTENAC PROPERTIES LLC, an Illinois limited liability company

By:	By:	/s/ Christopher Cada

Name:	Name:	Christopher Cada

Its:	Its:	Vice President

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF ASSUMED SERVICE CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF ASSUMED SERVICE CONTRACTS (this “Assignment”) is made and entered into as of                                         , 2022, by and between CHICAGO RIVET & MACHINE CO., an Illinois corporation (“Assignor”), and FRONTENAC PROPERTIES LLC, an Illinois limited liability company (“Assignee”).

Recitals

C. Assignor and Assignee entered into that certain Purchase and Sale Agreement dated as of July         , 2022 (the “Agreement”), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to acquire from Assignor, Assignor’s interest in the Property (as defined in the Agreement).

D. As part of the acquisition transaction contemplated by the Agreement, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume, any and all rights and responsibilities under the Assumed Contracts (as such term is defined in the Agreement), a schedule of which is attached hereto as Exhibit A and incorporated herein by this reference (herein, the “Contracts”), but only to the extent assignable without any fee payable to, or further consent from, any third party.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Transfer and Assignment by Assignor. Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title and interest in and under the Contracts, if any and only to the extent assignable without any fee payable to, or any further consent from, any third party.

2. Assumption by Assignee. Assignee hereby accepts the foregoing assignment and assumes and agrees to perform all of the duties, obligations, liabilities, commitments and covenants of Assignor accruing from and after the date hereof with respect to or arising under each of the Contracts; provided that Assignee further agrees to perform all of the duties, obligations, liabilities, commitments and covenants under the Contracts relating to the physical or environmental condition of Property regardless of whether such duties, obligations, liabilities, commitments or covenants arose or accrued (or arise or accrue) prior to, on or after Closing (as defined in the Agreement) and regardless of whether such conditions exist or come into existence prior to, on or after Closing.

3. Indemnification by Assignor. Assignor hereby agrees to indemnify, defend and hold harmless Assignee, and its partners, officers, directors, members, shareholders, affiliates, managers, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to the breach by Assignor of any of the obligations, terms or covenants of Assignor under or pursuant to the Contracts, which obligations, terms or covenants accrued prior to the date hereof=. The indemnification obligation contained in this Section 3 shall be subject to the limitations on liabilities and other provisions contained in the Agreement relating to the Assignor’s liability.

4. Indemnification by Assignee. Assignee hereby agrees to indemnify, defend and hold harmless Assignor, and its partners, officers, directors, members, shareholders, affiliates, managers,

employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to the breach by Assignee of any of the other obligations, terms or covenants of Assignor under or pursuant to the Contracts, which other obligations, terms or covenants accrue from and after the date hereof. The indemnification obligation contained in this Section 4 shall be subject to all applicable limitations on liabilities (if any) and other provisions contained in the Agreement relating to Assignee’s liability.

5. Further Assurances. The parties hereto covenant and agree to execute such further instruments and take such further action as may be reasonably required by either party to fully effectuate the terms and provisions of this Assignment and the transactions contemplated herein.

6. Survival of Provisions. The covenants and obligations contained in this Assignment shall survive the consummation of the closing of the transactions contemplated by the Agreement and this Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

7. Attorneys’ Fees and Costs. If either party commences an action for the judicial interpretation, reformation, enforcement or rescission hereof, the prevailing party will be entitled to a judgment against the other party for an amount equal to reasonable attorneys’ fees and court and other costs incurred.

8. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois.

9. Counterparts. This Assignment may be executed in counterparts which, when integrated, shall constitute one original of this Assignment.

10. Conflict. In the event of any conflict or inconsistency between the terms hereof and the terms of the Agreement, the terms of the Agreement shall govern and control. Without limitation of the foregoing, all limitations on liability expressly set forth in the Agreement shall apply to this Assignment and the liabilities of the parties hereunder.

11. No Representation. Except as expressly set forth in the Agreement, it is hereby acknowledged that Assignor makes no representation or warranty of any kind or nature relative to the Contracts being assigned hereunder, including, without limitation, any representation or warranty regarding Assignor’s title or other interest therein or Assignor’s right to assign or transfer the same. Without limitation of any representations or warranties expressly set forth in the Agreement, this Assignment constitutes a quitclaim assignment only, and is intended to assign and transfer only such rights which Assignor may have, if any, with respect to the Contracts.

[Signature page to follow]

[Signature page to Assignment and Assumption of Assumed Service Contracts]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their duly authorized officers on the date first written above.

ASSIGNOR:	ASSIGNEE:

CHICAGO RIVET & MACHINE CO., an Illinois corporation	FRONTENAC PROPERTIES LLC, an Illinois limited liability company

By:	By:	/s/ Christopher Cada

Name:	Name:	Christopher Cada

Its:	Its:	Vice President

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS

SCHEDULE OF CONTRACTS

(see attached)

EXHIBIT G

UPDATED REPRESENTATION CERTIFICATE

The undersigned, as Seller under a Purchase and Sale Agreement (“Purchase Agreement”) dated as of July [        ], 2022 between CHICAGO RIVET & MACHINE CO., an Illinois corporation (the “Seller”), and FRONTENAC PROPERTIES LLC, an Illinois limited liability company, or its nominee or assignee (the “Purchaser”), does hereby certify to Purchaser that the representations and warranties set forth in Section 9 of the Purchase Agreement are hereby reaffirmed as of the date hereof.

Seller’s liability hereunder shall be subject to the limitations set forth in the Purchase Agreement.

Dated as of this          day of                         , 2022.

SELLER

CHICAGO RIVET & MACHINE CO., an Illinois corporation

By:

Name:

Its:

EXHIBIT H

LEASE

(see attached)

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made as of this [                ] day of [                        ], 2022 (the “Effective Date”), between CHICAGO RIVET & MACHINE CO., an Illinois corporation (the “Lessee”), and FRONTENAC PROPERTIES LLC, an Illinois limited liability company, or its nominee or assignee (the “Lessor”).

In consideration of the covenants and agreements to be kept and performed by Lessee as hereinafter set forth, and in connection with that certain Purchase and Sale Agreement dated July [        ], 2022 (as amended, the “PSA”), Lessor hereby agrees to lease to Lessee, and Lessee hereby takes and hires from Lessor, the industrial and office building containing approximately 54,200 square feet together with the related improvements of the real property commonly known as 901 Frontenac Road, Naperville, IL 60563 (the “Property”).

1. USE OF LEASED PREMISES.

Lessee has this day sold the Property to Lessor pursuant to the PSA. Lessee may use and occupy, on an exclusive basis (except for the Lessor Office Space), the Leased Premises for warehouse and office purposes only, and such portions of the remaining Property as reasonably necessary to access the Leased Premises. Lessee acknowledges that it accepts the Leased Premises and the Property in their present “As-Is, Where-Is, With All Faults” condition as of the Effective Date without promise of Lessor to make any alterations or improvements.

2. TERM.

The term of this Lease shall commence on the Effective Date (immediately upon the closing of the sale transaction described in the PSA) and expire on (y) December 31, 2022 with respect to the warehouse portion of the Property (“Warehouse Term”) and (z) June 30, 2023 with respect to the office component of the Property (“Office Term” with the Warehouse Term, collectively the “Term”).

3. RENT.

Commencing on the Effective Date, Lessee shall pay to Lessor gross rent in the amounts set forth in the table below, due on each monthly anniversary of the Effective Date. Rent for any partial months will be prorated on daily basis, and provided Lessee is not in default under this Lease at the end of the Term, Lessor will refund to Lessee within thirty (30) days after the end of the Term any prepaid rent for the period after the end of the Term.

PERIOD	BASE RENT
Effective Date to December 31, 2022	$12,500
January 1, 2023 to June 30, 2022	$8,500

4. ALTERATIONS AND IMPROVEMENTS.

Lessee shall make no changes in or alterations to the Leased Premises without the prior written consent of Lessor, which Lessor may withhold in its sole discretion.

5. MAINTENANCE AND REPAIR.

Lessee shall, at its sole expense, keep the interior of the Leased Premises in good order and condition, reasonable wear and tear and damaged caused by an insured casualty excepted, and be solely responsible for the maintenance and repair of Lessee’s personal property, equipment and fixtures.

6. UTILITIES.

Lessee shall, at its expense, arrange for and directly pay all costs of the charges for all utilities and services used in or at the Property during the Warehouse Term. During the Office Term, Lessee shall arrange for and directly pay for all costs of the charges for all utilities and services used in or at the Property. During the Office Term, Lessor shall reimburse Lessee for 75% of all costs of utilities and services, said amount shall be payable within five (5) days of receipt of Lessee’s written demand.

7. INSPECTION.

Lessor may examine or inspect the Leased Premises in order to ascertain whether Lessee is complying with all of its obligations hereunder. Lessee shall have the right to have a representative accompany Lessor during any such entry and inspection.

8. INDEMNIFICATION AND LIABILITY.

(a) Subject to Section 8(c) below, Lessee shall protect, defend, indemnify, and hold harmless Lessor from and against any and all costs, expenses (including reasonable attorneys’ fees), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind imposed upon or incurred by or asserted against the Leased Premises and/or Lessor by reason of: (a) personal injuries, death, property damage or destruction, or any other legal injury to persons or property occurring on or about the Leased Premises, or (b) any failure by Lessee to perform any of the agreements, terms, covenants or conditions of the Lease required to be performed by Lessee, or (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Leased Premises or any part thereof by or at the direction of Lessee; except in all cases to the extent arising from the negligence or willful misconduct of Lessor or any of its employees, agents, or contractors; and Lessor shall not be liable to Lessee on account of or arising out of any negligence or willful misconduct of Lessee or any of its employees, agents, contractors, invitees or licensees relating to Lessee’s use or occupancy of the Leased Premises. Lessor shall not be liable for damage caused by hidden defects or failure to keep the Leased Premises in repair and shall not be liable for any damage done or occasioned by or from plumbing, gas, water, steam, or other pipes, or sewerage, or the bursting or leaking of pipes or of any plumbing or heating fixtures or waste or soil pipe existing in connection with the Leased Premises, nor for damage occasioned by water, snow or ice being upon sidewalks or coming through the roof, sky-light, trap door or otherwise.

(b) Subject to Section 8(c) below, Lessor shall protect, defend, indemnify, and hold harmless Lessee from and against any and all costs, expenses (including reasonable attorneys’ fees), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind arising out of (i) any failure by Lessor to perform any of the agreements, terms, covenants or conditions of the Lease required to be performed by Lessor, or (ii) any negligence or willful misconduct of Lessor or any of its employees, agents, or contractors.

(c) The parties hereby release each other and their respective partners, principals, members, officers, agents, employees and servants, from any and all liability for loss, damage or injury to the Leased Premises or the Property which is caused by or results from a peril or event or happening which is covered by insurance actually carried and in force at the time of the loss by the party sustaining such loss.

(d) In no event shall either party be liable to the other for any consequential, incidental, punitive, or indirect damages including but not limited to loss of income or loss of profits.

9. QUIET ENJOYMENT.

(a) Lessor covenants and represents that it has full and complete authority to enter into this Lease under all of the terms, conditions and provisions set forth herein, and so long as Lessee keeps and substantially performs each and every term, provision and condition herein contained on the part of Lessee to be kept and performed, Lessee shall peacefully and quietly enjoy the Leased Premises without hindrance or molestation by Lessor subject to any non-exclusive rights of other tenants and Lessor in the Leased Premises. Lessee likewise covenants and represents to Lessor that Lessee has full and complete authority to enter into this Lease under all of the terms, conditions and provisions set forth herein.

(b) This Lease is subject and subordinate to the lien of any mortgage now or hereafter in existence covering the Leased Premises. Lessee consents to the assignment of this Lease by Lessor to any bank or banking institution or other lending agency as security for a loan or mortgage on the Leased Premises, and Lessee consents to the granting by Lessor of a mortgage or mortgages in the Leased Premises or any part of them. Lessee agrees to attorn to any such lender or buyer of the Leased Premises out of foreclosure and will, within ten (10) days after written request, sign and deliver to Lessor and any such lender a commercially reasonable subordination, non-disturbance, and attornment agreement.

(c) Lessee shall, at any time and from time to time, upon not less than ten (10) days’ prior written request from Lessor, execute, acknowledge and deliver to Lessor, in form reasonably satisfactory to Lessor or Lessor’s lender, a written statement certifying that Lessee has accepted the Leased Premises, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that the Lessor is not in default hereunder, the date to which the rental and other charges have been paid in advance, if any, or such other certification as may be required by

Lessor or Lessor’s lender, and agreeing to give copies to any mortgagee of Lessor of all notices by Lessee to Lessor. It is intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the Leased Premises, mortgagee of the Leased Premises and their respective successors and assigns.

10. SURRENDER OF PROPERTY.

Lessee agrees to timely return possession of the Leased Premises to Lessor at the expiration or earlier termination of this Lease, in as good condition and repair as when first received, excepting ordinary wear and tear. Lessee shall remove all of Lessee’s personal property from the Leased Premises prior to the termination of the Lease and repair any damage to the Leased Premises caused by such removal. Any such property not so removed shall become the property of Lessor. Lessee shall pay Lessor rent for each day Lessee retains possession of the Leased Premises after the end of the Term by lapse of time or otherwise at the holdover rate of 150% of the amount of the monthly rent due for the last month prior to the date of such termination.

11. SEVERABILITY.

If any provision of the Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

12. NOTICES.

Any notice or demand which by any provision of this Lease is required or allowed to be given by either party to the other shall be deemed to have been sufficiently given for all purposes when made in writing and sent by express delivery service, courier, or certified or registered U.S. mail (return receipt requested), postage prepaid, and addressed as follows:

To Lessor:	Frontenac Properties LLC
1526 E. Greyhound Pass
Carmel, Indiana 46032
Attention: Christopher Cada
Email: ccada@ktlinc.com

With a copy to:	Rock Fusco & Connelly, LLC
321 N. Clark Street
Chicago, Illinois 60654
Attention: Patrick Clancy; Jake Rheaume
Email: pclancy@rfclaw.com; jrheaume@rfclaw.com

To Lessee:	Chicago Rivet & Machine Co.
901 Frontenac Road
Naperville, Illinois 60563
Attention: Michael J. Bourg
Email: m.bourg@chicagorivet.com

With a copy to:	Vedder Price P.C.
222 N. LaSalle Street
Chicago, IL 60601
Attn: Andrew Torre
Email: atorre@vedderprice.com

Either party may change its address for purposes of this Paragraph by written notice so given to the other party. Notices shall be effective upon receipt (or refusal thereof), as evidenced by the records of the person making or attempting such delivery.

13. ASSIGNMENT AND SUBLETTING.

Lessee may not sell, sublease, assign, permit the occupancy of the Leased Premises by any other party, or encumber this Lease without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned, or delayed.

14. SUCCESSORS AND ASSIGNS.

Subject to Section 13, all of the covenants and agreements of this Lease shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

15. LESSOR OFFICE SPACE.

During the Term, Lessor reserves the right to use and occupy the office space shown in Exhibit A attached hereto (the “Lessor Office Space”) consisting of approximately [            ]3 square feet and such portions of the Property as reasonably necessary to access the Lessor Office Space.

16. GOVERNING LAW.

This Lease shall be construed, governed and enforced in accordance with the laws of the State of Illinois without regard to conflicts of laws principles. LESSOR AND LESSEE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON OR IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, LESSEE’S USE OR OCCUPANCY OF THE LEASED PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

[3]	Exact location and square feet to be compared.

17. DEFAULT AND REMEDIES.

(a) If Lessee fails to timely pay any sums due hereunder to Lessor or otherwise fails to keep or perform any covenant or agreement to be kept or performed by Lessee under this Lease, and such failure continues for five (5) business days following written notice thereof, then Lessor may immediately terminate this Agreement, in which event Lessee’s right to use and occupy the Leased Premises shall end immediately, and Lessee shall surrender possession of the Leased Premises to Lessor in the manner required hereunder. Lessor shall have all rights and remedies available to it under applicable law or in equity to recover the Leased Premises and to seek damages from Lessee arising from such default, including Lessor’s costs to enforce this Lease. No remedy shall be considered to exclude or suspend any other remedy but the same shall be cumulative and shall be in addition to every other remedy that Lessor may exercise from time to time and so often as occasion may arise or as may be deemed expedient. No delay or omission of Lessor to exercise any right or power arising from any default shall impair any such right or power or be construed to be a waiver of any such default or any acquiescence therein. No waiver of any breach of any of the covenants of this Lease shall be held to be a waiver of any other breach or consent to any further or succeeding breach of the same covenant. The acceptance by Lessor of any payment of money due hereunder after the termination by Lessor of this Lease shall not, unless otherwise agreed in writing, be deemed to restore this Lease or Lessee’s right to possession hereunder but shall be construed as a payment on account, and not in satisfaction of damages due from Lessee to Lessor.

(b) If Lessee fails to timely cure any default under this Lease, Lessor may, but shall not be obligated to, cure such default; and whenever Lessor so elects, all costs and expenses paid by Lessor in curing such default, plus any reasonable attorneys’ fees, shall be additional rent immediately due upon demand and shall bear interest from the date of advancement to the date of repayment by Lessee at the rate of 1.5% per month.

(c) If Lessor fails to keep or perform any covenant or agreement hereunder to be kept or performed by Lessor under this Lease, and such failure continues for five (5) business days following written notice thereof, then Lessee may immediately terminate this Agreement, in which event Lessee shall surrender possession of the Leased Premises to Lessor in the manner required hereunder.

(d) In no event shall either party be permitted to maintain an action against the other for special, consequential, punitive, or indirect damages.

(e) If either party seeks to enforce its rights under this Lease, the prevailing party, as determined by a final, non-appealable order of a court of competent jurisdiction, will be entitled to repayment by the other party of its costs and expenses, including reasonable attorneys’ fees, expended in such matter. As used herein, the prevailing party will be the party that materially achieves the remedy it seeks or materially avoids the remedy sought against it.

18. EXCULPATION.

It is expressly understood and agreed by and between the parties hereto that representations, warranties, covenants, undertakings, and agreements of Lessor are not made for the purpose or with the intention of binding Lessor personally, but are made and intended for the purpose only of subjecting Lessor’s interest in the Leased Premises to the terms of this Lease; and in case of default hereunder by Lessor, Lessee shall look solely to the interest of Lessor in the Leased Premises.

19. MISCELLANEOUS.

Time is of the essence in each and every instance hereunder. Lessee’s unsatisfied obligations under this Lease shall survive the termination or early expiration of this Lease. Neither Lessor nor Lessee has dealt with any broker or other party earning a commission in connection with this Lease, and each indemnifies the other for any claim relating to such party’s actions to engage a broker. This Lease, together with the exhibits hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Lease may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lease (in counterparts or otherwise), by facsimile or by electronic delivery in “pdf” format shall be sufficient to bind the parties to the terms and conditions of this Lease.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed the Lease Agreement as of the date first above written.

LESSEE:	LESSOR:

CHICAGO RIVET & MACHINE CO., an Illinois corporation	FRONTENAC PROPERTIES LLC, an Illinois limited liability company

By:	By:	/s/ Christopher Cada

Name:	Name:	Christopher Cada

Its:	Its:	Vice President

Exhibit A to Lease

Depiction of Lessor Office Space